Exhibit 99.1

              Quovadx Reports First Quarter 2006 Financial Results

     GREENWOOD VILLAGE, Colo.--(BUSINESS WIRE)--April 27, 2006--

          Company Reports Progress toward the Resolution of Shareholder
         Lawsuits; First Quarter Results Include $6.9 Million of Related
                                Expense Accruals

     Quovadx, Inc. (NASDAQ: QVDX), a global software and services company, today announced financial results for the first fiscal quarter ended March 31, 2006.

     For the first quarter of 2006, the Company reported:

     -- Revenue of $20.4 million, down six percent from the fourth quarter and down two percent year over year

     -- Gross margin of 57 percent, down from 58 percent in the fourth quarter and up from 55 percent in the first quarter a year ago

     -- Net loss of $7.8 million, or $0.19 per diluted share, which includes $6.9 million, or $0.17 per diluted share, of accrued costs associated with shareholder lawsuits and $0.5 million, or $0.01 per diluted share, of FAS 123(R) stock option expense. This compares to net income of $0.4 million, or $0.01 per diluted share, in the fourth quarter of 2005 and net loss of $1.5 million, or $0.04 per diluted share, in the first quarter of 2005, both of which exclude FAS 123(R) stock option expense

     -- Cash provided by operations of $2.5 million, compared to $3.1 million in the previous quarter and $2.3 million in the first quarter of 2005

     -- Total cash, cash equivalents, investments and restricted cash of $32.9 million, up from $32.8 million in the fourth quarter and $27.1 million a year ago

     "While we were disappointed with first quarter revenue, we believe we executed well on targeted initiatives announced earlier in the year," said Harvey A. Wagner, president and chief executive officer. "We launched new products, further developed international and indirect sales channels, invested in focused initiatives in product development, sales and marketing and enhanced our technical infrastructure. We invested $1.1 million in capitalized software and $1.5 million in capital expenditures, added resources in research and development and sales and completed a number of key marketing initiatives. Further, while increasing investment in these critical growth initiatives, we delivered operating income in all three divisions."
     "While these efforts have yet to deliver top-line growth, we believe they position us well to capitalize on emerging opportunities across our core markets," Wagner continued. "These opportunities will take time to develop and will likely unfold at different rates; consequently, we will continue to pace our investment with the expected growth trajectory of each initiative."

     Quovadx Highlights

     Revenue for the first quarter was down sequentially as a result of seasonally strong fourth-quarter 2005 license sales in the Integration Solutions Division (ISD) and lower first-quarter sales of Rogue Wave Software's SourcePro(R) C++ Suite. The year-over-year decline in revenue was primarily due to the 2005 closing of non-strategic, fixed-price ISD service contracts that were not renewed in 2006.
     Performance highlights for the quarter include the addition of new customers, sales of the Company's new solutions, including CareScience(TM) Standards of Care and ISD's Intelligent Health Broker (IHB) and continued strong renewal rates with existing customers. In addition, the Company made progress on proof-of-concept projects using new Rogue Wave(R) Hydra technology to develop mission-critical applications for key customers.
     The Company also continued its focus on further developing indirect sales channels by developing new strategic partnerships in its ISD and Rogue Wave Software divisions.
     On April 4, 2006, the Company reached a settlement agreement with lead plaintiffs in the class action captioned Heller v. Quovadx, Inc., et al. Under the terms of the settlement, the plaintiffs will receive $10 million in exchange for their release of the Company and the individual defendants, with prejudice, of all claims under Sections 10b and 20(a) of the Securities and Exchange Act of 1934. Quovadx has agreed to pay $3.0 million, and its insurance carriers have agreed to pay $7.0 million, into a settlement fund. As a result of this settlement agreement, the Company booked a $3.0 million expense accrual in the first quarter. The agreement is subject to, among other things, approval by the court.
     The Company also reached an agreement in principle to settle the shareholder derivative actions, consolidated under In re Quovadx, Inc. Derivative Litigation. Under terms of the agreement, the Company will pay a settlement fee of $575,000 and implement certain corporate governance changes, in exchange for full release of the Company and all individual defendants, with prejudice, of all state law claims. As a result of this agreement, the Company booked a $0.6 million expense accrual in the first quarter. The agreement in principle is subject to final agreement on the governance changes and approval by the court.
     A third lawsuit, which arose out of the Company's 2004 restatement of financial results, Henderson v. Quovadx, Inc., et al, is ongoing. As part of preliminary settlement negotiations, on March 16, 2006, the Company made a formal offer to the Plaintiffs to settle the case for $3,300,000. The Company has accrued this amount as an expense in its first quarter results of operations. The Company believes that, if settlement negotiations continue, $3,300,000 represents a reasonable estimate of minimum liability for the Company. It is possible the Company's liability in a negotiated settlement could materially exceed that amount. The plaintiffs' current settlement demand is $13,500,000. If the parties do not settle this matter, the case will continue towards trial, in which case the Company would be unable to reasonably estimate its potential liability given the inherent risks and unpredictability associated with a trial. Due to the nature of the Section 11 claim made in this lawsuit and the settlement with the insurance carriers in the Heller class action, the Company does not believe any insurance proceeds would be available for defense costs or for settlement expenses in this action.

     Business Division Highlights

     Integration Solutions Division (ISD)

     ISD provides clinical and financial interoperability solutions for hospitals, government entities, health plans and healthcare communities, designed to improve business process efficiency and leverage existing technology infrastructure.

     For the first quarter of 2006, ISD reported:

     -- Revenue of $9.8 million, down nine percent compared to a record $10.8 million in the fourth quarter of 2005 and in line with the first quarter of 2005

     -- License revenue of $2.0 million, down 38 percent compared to a record $3.2 million in the fourth quarter of 2005 and down 1 percent year over year

     -- Gross margin of 39 percent, down from 44 percent in the fourth quarter and flat with first quarter 2005

     -- Net income from continuing operations of $0.4 million, down from $2.2 million in the fourth quarter and $0.6 million a year ago

     ISD focused on a number of planned growth initiatives in the first quarter, including the market launch of the Intelligent Health Broker (IHB), a new product that provides technology and standards-based tools for Web-service enablement, as well as related clinical and financial interoperability solutions, the continued expansion of international and indirect channels and new enhancements to the Cloverleaf(R) Suite.
     ISD signed several contracts during the first quarter with new and existing customers. Key agreements for ISD's solutions include sales to representative healthcare organizations such as St. Paul Radiology, which provides leading edge diagnostic imaging and interventional radiology services at five imaging centers and 12 hospitals in St. Paul, MN; as well as a large provider of high-quality dialysis services and a leading global outsource provider of medical transcription technology. Other representative customers signed during the quarter include St. Louis University Hospital, Norton Healthcare in Louisville, Kentucky and Grand River Hospital in Ontario, Canada.
     In the first quarter, ISD also continued to grow its international and indirect sales channels. New distribution agreements were signed in the quarter with a leading application infrastructure software company for the use of Cloverleaf(R) technology as part of its solution for the University of California San Francisco's clinical interoperability system, as well as Stinger Medical, a leading manufacturer of mobile solutions and medical technologies for the healthcare marketplace. Stinger Medical will embed Cloverleaf(R) technology into its Integriti product line for automated tracking of patient vital signs to ensure rapid and efficient reporting of patient data into hospital clinical information systems. During the quarter, ISD also expanded or renewed agreements with several long-time partners in Europe, including Health-Comm and E-Novation Lifeline.
     ISD also released enhancements to existing products, including Global Monitor 2.3, featuring a new, easier-to-use look and feel.

     CareScience Division

     The CareScience(TM) division provides care management services and analytical solutions to hospitals and health systems.

     For the first quarter of 2006, CareScience reported:

     -- Revenue of $4.0 million, up from $3.9 million in the fourth quarter and in line with $4.0 million a year ago

     -- Gross margin of 52 percent, up from 41 percent in the fourth quarter of 2005 and 42 percent in the first quarter a year ago

     -- Net income from continuing operations of $579,000, compared to a net loss of $158,000 in the fourth quarter and a net loss of $52,000 in the first quarter of 2005

     In the first quarter, CareScience focused on a number of growth initiatives, including promotion of the new CareScience(TM) Standards of Care solution, key product enhancements, and the hiring of a new Vice President of Sales.
     CareScience signed several contracts during the first quarter with both new and existing customers. Representative agreements for the flagship CareScience(TM) Quality Management solution, CareScience(TM) Professional Services, and CareScience(TM) Standards of Care solution included the University of Maryland Medical Center, North Mississippi Health System and Morton Hospital and Medical Center in Massachusetts. In addition, CareScience completed multi-year renewal agreements with several customers, including Borgess Health, Michigan; Legacy Health System, Oregon; and Trinity Health System, Texas; and extended service agreements with Scripps Health, California; Providence Health System, Washington; Mount Carmel Health System, Ohio and Medstar Health, Washington D.C.
     Also during the quarter, CareScience released the CareScience(TM) Standards of Care SCIP measure-set module, which incorporates newly released reporting requirements from the Centers for Medicare and Medicaid Services (CMS) Surgical Care Improvement Project (SCIP) into the CareScience Standards of Care solution.

     Rogue Wave Software Division

     The Rogue Wave Software division specializes in high-performance development tools, frameworks and software libraries for the professional developer.

     For the first quarter of 2006, Rogue Wave Software reported:

     -- Total revenue of $6.6 million, down from $6.9 million in the previous quarter and a year ago

     -- Gross margin of 87 percent, compared to 89 percent in the fourth quarter of 2005 and 86 percent in the first quarter a year ago

     -- Net income from continuing operations of $2.2 million, up from $2.0 million in the fourth quarter and in line with $2.2 million a year ago

     In the first quarter, Rogue Wave Software focused on a number of growth initiatives, including key research and development activities in preparation for the April market launch of Rogue Wave(R) Hydra, progress toward completing partnerships with targeted Independent Software Vendors (ISVs) and System Integrators (SIs) and developing new add-on products and components.
     During the first quarter, Rogue Wave Software signed agreements with new and existing customers both domestically and abroad, including customers in the financial services industry, such as Charles Schwab, one of the nation's largest financial services firms and Sigue Corp., a leading remitter of money transfers from the U.S.; as well as with customers in the healthcare, telecom and defense industries and with several Independent Software Vendors (ISVs).
     In March, Rogue Wave Software completed the general availability release of Rogue Wave Hydra Suite 3.0 featuring the HydraAgent, a core component of its new service-oriented architecture (SOA) framework. Rogue Wave(R) Hydra is designed to facilitate the distribution of business processes within an application, enabling professional developers to address critical service-oriented performance challenges, while capitalizing on existing software assets. The product launch event, held in New York City on April 19, included a SOA panel forum headlined by Wall Street technology leaders and SOA industry experts.
     Also during the quarter, an alliance was formed with Capita Technologies, Inc., a leading systems integrator that serves customers in the financial services industry, government, consumer products, entertainment and financial services industries. This alliance will enable Capita to implement Rogue Wave Hydra technology to address high-performance application development needs for its clients.
     Rogue Wave Software also accelerated the development of add-on products and components. Rogue Wave Hydra product releases planned for the second quarter include new HydraData Components.

     Summary

     "In the first quarter, we made progress in positioning the Company for growth," Wagner concluded. "Initial reaction to new products has been positive and our marketing efforts are generating increased customer and partner interest. If we execute well, I believe we will achieve our goal of delivering sustainable growth in revenue, cash and profits by mid-2007."

     Conference Call

     Quovadx will host a conference call today, April 27, 2006, at 3:00 PM MDT/5:00 PM EDT, which will broadcast live over the Internet. Please visit the "Investors" section of the Company's Website at http://www.investors.quovadx.com and click on the Investor Events page. For those who cannot access the live broadcast, a replay of the presentation will be archived on the Webcast and Presentation page of the Investor Relations section of the Company's Website. In addition, an audio replay of the call will be available through May 04, 2006 by calling toll free at 888-286-8010 and entering pass code 81017882.

     About Quovadx, Inc.

     Quovadx (Nasdaq: QVDX) offers software and services for system development, extension, integration and analysis to enterprise customers worldwide. Quovadx has three divisions, including the Integration Solutions division (ISD), which offers private and public healthcare organizations software infrastructure to facilitate system interoperability and leverage existing technology, the CareScience division, which provides care management and analytical solutions to hospitals and health systems, and the Rogue Wave Software division, which provides software and services for enterprise-class application development. Quovadx serves companies in the healthcare, financial services, telecommunication and public sectors. For more information, please visit http://www.quovadx.com.
     CARESCIENCE and QUOVADX are trademarks, and CLOVERLEAF, ROGUE WAVE and SOURCEPRO are registered trademarks, of Quovadx, Inc. All other company and product names mentioned may be trademarks of the companies with which they are associated.

     Cautionary Statement

     Certain forward-looking statements are included in this release, including statements relating to Company goals and future business opportunities. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements reflect Quovadx management's current expectations regarding future events and operating performance and speak only as of the date of this release. Investors are cautioned that all forward-looking statements in this release involve risks and uncertainties that could cause actual results to differ materially from those referred to in the forward-looking statements. Factors that may affect future results and limit the Company's ability to accelerate revenue growth and achieve sustainable growth in revenue, cash and profits include: the ability of Quovadx's business divisions to execute growth strategies; increased market competition; market acceptance of and demand for existing products; market acceptance and demand for new solutions in the process of being introduced, including Rogue Wave(R) Hydra, CareScience(TM) Standards of Care and ISD's Intelligent Health Broker and related interoperability solutions; technology adoption within the healthcare sector; the speed at which communities adopt and fund electronic health and medical records, computerized physician order entry systems, national provider ID initiatives and community-based health information exchange initiatives; the speed at which healthcare providers, payers and communities adopt and fund pay-for-performance initiatives; the rate at which software developers move away from C++ applications in favor of Java or other program-language applications; the Company's ability to successfully execute marketing plans and programs; the Company's success in maintaining and expanding current relationships, winning new customers and growing internationally; the Company's success with its partnership and channel-sales marketing strategy; the Company's ability to hit the market window for new technologies and solutions; the full impact of the pending SEC investigation and class action litigation; the Company's ability to manage and mitigate the liability it faces under privacy and security laws, regulations and contract requirements; and other risks described in the Company's annual and quarterly filings with the SEC, copies of which are available without charge from the Company. These filings are also available electronically through a link from the Quovadx Investor Relations Web page or from the SEC Web site at www.sec.gov under "Quovadx, Inc." If any of the events described in those filings were to occur, either alone or in combination, it is likely that the Company's ability to reach the results described in the forward-looking statements could be impaired and the Company's stock price could be adversely affected. Quovadx does not undertake any obligation to update or correct any forward-looking statements included in this release to reflect events or circumstances occurring after the date of this release.


Quovadx, Inc.
Condensed Consolidated Balance Sheets
(in thousands)


                                    March 31, 2006   December 31, 2005
                                   ----------------  -----------------
                                     (Unaudited)
ASSETS
Current assets:
 Cash and cash equivalents                 $15,641            $17,806
 Short-term investments                     17,163             14,850
 Accounts receivable, net                   12,440             14,122
 Unbilled accounts receivable                1,246                720
 Prepaid and other                           2,046              1,771
                                   ----------------  -----------------
Total current assets                        48,536             49,269

 Property and equipment, net                 4,244              3,220
 Software, net                               7,171              7,409
 Other intangible assets,net                12,899             13,862
 Goodwill                                   46,724             46,724
 Restricted cash                               132                175
 Other assets                                  396                484
                                   ----------------  -----------------
Total assets                              $120,102           $121,143
                                   ================  =================

LIABILITIES AND STOCKHOLDERS'
 EQUITY

Current liabilities:
 Accounts payable                           $4,631             $3,383
 Accrued liabilities                        15,793             11,175
 Deferred revenue                           17,893             17,601
                                   ----------------  -----------------
Total current liabilities                   38,317             32,159

Long-term liabilities                          737                797
                                   ----------------  -----------------

Total liabilities                           39,054             32,956

Commitments and contingencies

Total stockholders' equity                  81,048             88,187
                                   ----------------  -----------------
Total liabilities and stockholders'
 equity                                   $120,102           $121,143
                                   ================  =================

End of the period common shares
 outstanding                                41,942             41,642
                                   ================  =================



Quovadx, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(Unaudited)


                                                   Three Months Ended
                                                        March 31,
                                                  --------------------
                                                   2006        2005
                                                  --------------------

Revenue:
 Software license                                  $7,028      $6,986
 Professional services                              2,945       3,638
 Recurring services                                10,404      10,152
                                                  --------------------
  Total revenue                                    20,377      20,776

Cost of revenue:
 Software license                                   1,887       2,190
 Professional services                              1,806       2,468
 Recurring services                                 5,062       4,670
                                                  --------------------
  Total cost of revenue                             8,755       9,328
                                                  --------------------

   Gross profit                                    11,622      11,448
                                                  --------------------

Operating expenses:
 Sales and marketing                                4,817       4,382
 General and administrative                        11,541       4,724
 Research and development                           2,403       2,971
 Amortization of acquired intangibles                 963         963
                                                  --------------------
  Total operating expenses                         19,724      13,040
                                                  --------------------
Loss from operations                               (8,102)     (1,592)

  Other income (expense), net                          (9)         55
  Interest income, net                                392         101
                                                  --------------------
Loss before income taxes and cumulative effect of
 accounting change                                 (7,719)     (1,436)
  Income tax expense                                   58          73
                                                  --------------------
Loss before cumulative effect of accounting change (7,777)     (1,509)
  Cumulative effect of accounting change               11           -
                                                  --------------------
Net loss                                          $(7,766)    $(1,509)
                                                  ====================

Net loss before cumulative effect of accounting
 change per common share - basic and diluted       $(0.19)     $(0.04)
  Cumulative effect of accounting change             0.00        0.00
                                                  --------------------
Net loss per common share - basic and diluted      $(0.19)     $(0.04)
                                                  ====================

Shares used in computing net loss per share  -
 basic and diluted                                 41,446      40,546
                                                  ====================



Quovadx, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

                                                  Three Months Ended
                                                       March 31,
                                                 ---------------------
                                                   2006        2005
                                                 ---------------------
Cash flows from operating activities
Net loss                                          $(7,766)    $(1,509)
Adjustments to reconcile net loss to net cash
 provided by operating activities:
  Depreciation and amortization                     1,786       1,948
  Amortization of acquired intangibles                963         963
  Stock based compensation                            487          58
  Amortization of deferred compensation                 -          24
  Bad debt (recovery) expense                          59         (98)
  Change in assets and liabilities:
   Accounts receivable                              1,650         864
   Unbilled accounts receivable                      (525)         17
   Prepaid and other                                 (118)       (545)
   Accounts payable                                 1,247         461
   Accrued liabilities                              4,506         263
   Deferred revenue                                   260        (117)
                                                 ---------------------
         Net cash provided by operating
          activities                                2,549       2,329
                                                 ---------------------

Cash flows from investing activities
  Purchase of property and equipment               (1,501)       (427)
  Capitalized software                             (1,085)       (116)
  Purchases of short-term investments             (21,145)        (25)
  Sales of short-term investments                  18,832           -
                                                 ---------------------
         Net cash used in investing activities     (4,899)       (568)
                                                 ---------------------

Cash flows from financing activities
  Proceeds from issuance of common stock               29          99
                                                 ---------------------
         Net cash provided by financing
          activities                                   29          99
                                                 ---------------------

Effect of foreign exchange rate changes on cash       156        (191)
                                                 ---------------------

Cash and cash equivalents
  Net (decrease) increase                          (2,165)      1,669
  Beginning of period                              17,806      18,822
                                                 ---------------------
  End of period                                   $15,641     $20,491
                                                 =====================

Short-term investments                             17,163       6,050
Restricted cash                                       132         578
                                                 ---------------------
Total cash, cash equivalents short-term
 investments and restricted cash                  $32,936     $27,119
                                                 =====================



Quovadx, Inc.
EBITDA Reconciliation
(in thousands)
(Unaudited)
                                                  Three Months Ended
                                                        March 31,
                                                  --------------------
                                                    2006       2005
                                                  ---------  ---------
GAAP net loss                                      $(7,766)   $(1,509)
Interest income                                       (392)      (101)
Depreciation & amortization                          2,749      2,911
Income taxes                                            58         73
                                                  ---------  ---------
EBITDA                                             $(5,351)    $1,374
                                                  =========  =========


     CONTACT: Quovadx, Inc.
              Investor Contact:
              Rebecca Winning, 720-554-1346
              rebecca.winning@quovadx.com
              or
              Media Contact:
              Andrea Lashnits, 720-554-1246
              andrea.lashnits@quovadx.com